Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amended Form 20-F of our reports dated May 14, 2020 and May 1, 2020, relating to the consolidated financial statements of Guardforce AI Co., Limited and Subsidiaries included in its amended annual report in Form 20-F for the years ended December 31, 2019 and 2018, and for the years ended December 31, 2018 and 2017, respectively, filed with the Securities and Exchange Commission on June 16, 2020.

We also consent to the reference to us under the heading “Experts” in this amended Form 20-F.

/s/ Wei, Wei & Co., LLP

Flushing, New York

June 15, 2020